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                                                                     EXHIBIT 8.2


                    [LONG ALDRIDGE & NORMAN LLP LETTERHEAD]


                                 August 2, 2000


World Access, Inc.
Resurgens Plaza, Suite 2210
945 East Paces Ferry Road
Atlanta, Georgia 30326

         RE:      TAX OPINION

Ladies and Gentlemen:

         We have acted as counsel to World Access, Inc. ("World Access") in connection with the merger of Communication TeleSystems International d/b/a WorldxChange Communications ("WorldxChange") with and into WorldxChange Communciations, Inc. f/k/a CTI Merger Co. ("Merger Sub"), a wholly-owned subsidiary of World Access, pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of February 11, 2000, by and among such parties. On May 23, 2000, the parties amended the Agreement (the "Amended Agreement"). Unless otherwise indicated herein, capitalized terms used herein have the meaning ascribed to them in the Amended Agreement. The terms and conditions of the Amended Agreement are set forth in the Joint Proxy Statement/Prospectus dated August 2, 2000 ("Joint Proxy Statement/Prospectus"), as described in the Registration Statement on Form S-4 (Reg. No. 333-37750), filed by World Access with the Securities and Exchange Commission (the "Registration Statement").

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Amended Agreement, the Joint Proxy Statement/Prospectus filed as part of the Registration Statement, and such other documents as we have deemed necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the Merger and the related transactions described in the Amended Agreement will be consummated as described in the Amended Agreement and the Joint Proxy Statement/Prospectus. We have further assumed that holders of WorldxChange Capital Stock will not sell, exchange or otherwise dispose of a number of shares of WAXS Common Stock received in the Merger to any person "related" to World Access


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World Access, Inc.
August 2, 2000
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within the meaning of Treas. Reg. ss.1.368-1(e)(3) that would reduce the
WorldxChange shareholders' aggregate ownership of such WAXS Common Stock to a number of shares of WAXS Common Stock having a value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding WorldxChange Capital Stock as of the Effective Time (for purposes of this assumption, treating all the shares of WorldxChange Capital Stock surrendered by dissenters for cash or exchanged for cash in lieu of fractional shares of WAXS Common Stock as outstanding WorldxChange Capital Stock as of the Effective Time).

         Our opinion is based upon our understanding that the facts and representations set forth in the Amended Agreement and the Joint Proxy Statement/Prospectus are true and correct as of the present time and will be true and correct as of the Effective Time of the Merger. If the Merger and the related transactions described in the Amended Agreement and the Joint Proxy Statement/Prospectus are not consummated in accordance with the terms of such documents or if all of the information, representations or assumptions upon which we relied are not true and correct at all relevant times, our opinion might be adversely affected and may not be relied upon.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service ("IRS") and such other authorities as we have considered relevant. We caution that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change in the authorities upon which our opinion is based could affect the conclusions stated herein. We undertake no responsibility to advise you of any such developments in the law after the date of our opinion.

         We have expressed no opinion as to how the shares of World Access common stock received that are or could be attributed to accrued but undeclared and unpaid dividends on WorldxChange preferred stock (the "Dividend Related Shares") will be characterized for federal income tax purposes. Our inability to opine on this matter is due to the inherently factual nature of this determination, coupled with the lack of IRS or judicial authority as to how the receipt of the Dividend Related Shares should be characterized for federal income tax purposes. If it is determined by the IRS or the courts that the Dividend Related Shares should be treated as part of the overall stock-for-stock exchange in the Merger, then receipt of the Dividend Related Shares would be tax-free to the recipient WorldxChange shareholders under Section 354 of the Code. If instead, the IRS or the courts were to treat the Dividend Related Shares as the actual or deemed payment of dividends, then the receipt of the Dividend Related Shares would be taxable as "dividends," subject to the provisions of Sections 301 and 316 of the Code.


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World Access, Inc.
August 2, 2000
Page 3


         We have also expressed no opinion as to whether the acceleration of the vesting of specific WorldxChange options and the making of certain payments by World Access to WorldxChange employees following the Merger will result in "excess parachute payments" to "disqualified individuals" within the meaning of
Section 280G of the Code. Our inability to opine on this matter results from the fact that the calculation of whether such amounts may be determined to be excess parachute payments cannot be made until the Effective Time of the Merger or thereafter. If any such amounts are determined to be excess parachute payments, then World Access will not be entitled to a tax deduction for amounts which are excess parachute payments, thereby increasing World Access' taxable income (or reducing its taxable loss, if applicable).

         Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that:

         (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code; and

         (ii) except as to matters upon which we have expressly declined to express an opinion, the discussion under the caption "Material federal income tax consequences of the WorldxChange merger" in the Joint Proxy Statement/Prospectus sets forth the material federal income tax consequences of the Merger under the federal income tax laws in effect as of the date of the Joint Proxy Statement/Prospectus.

         In addition, we consent to the reference to Long Aldridge & Norman LLP in the Joint Proxy Statement/Prospectus under the caption "Legal Matters" and "Material federal income tax consequences of the WorldxChange merger" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

         Except as expressly set forth in the Joint Proxy Statement/Prospectus with respect to the specific tax consequences described under the caption "Material federal income tax consequences of the WorldxChange merger," we express no opinion as to the tax consequences to any holder of WorldxChange Capital Stock, whether federal, state, local or foreign, of the Merger or of transactions consummated before or after the Effective Time of the Merger.


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World Access, Inc.
August 2, 2000
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         This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express prior written consent.

                                                      Very truly yours,

                                                      LONG ALDRIDGE & NORMAN LLP



                                                      By: /s/ Charles T. Zink
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